Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 16, 2017

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Q1 Results

PHILADELPHIA, PA, May 16, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $12 million for the three months ended April 30, 2017. Earnings per diluted share were $0.10 for the three months ended April 30, 2017.

Total Company net sales for the first quarter of fiscal 2018 were $761 million, flat compared to the same quarter last year. Comparable Retail segment net sales, which include the comparable direct-to-consumer channel, decreased 3.1%. By brand, comparable Retail segment net sales increased 1.5% at Free People, but decreased 3.1% at Urban Outfitters and 4.4% at the Anthropologie Group. Comparable Retail segment sales were driven by strong, double-digit growth in the direct-to-consumer channel, which were offset by negative retail store comparable net sales. Wholesale segment net sales increased 14%.

“During the first quarter we continued to see strong double-digit growth from our direct-to-consumer channel and our wholesale business,” said Richard A. Hayne, Chief Executive Officer. “We believe we have significant opportunity to continue to grow both of these channels at all of our brands,” finished Mr. Hayne.

Net sales by brand and segment for the three month period were as follows:

	Three Months Ended April 30,
Net sales by brand	2017	2016
Urban Outfitters	$284,787	$298,889
Anthropologie Group	311,056	314,073
Free People	159,507	144,514
Food and Beverage	5,840	5,101

Total Company	$761,190	$762,577

Net sales by segment
Retail Segment	$690,352	$700,193
Wholesale Segment	70,838	62,384

Total Company	$761,190	$762,577

For the three months ended April 30, 2017, the gross profit rate decreased 284 basis points versus the prior year’s comparable period. The decline in gross profit rate was driven by higher markdowns due to under-performing women’s apparel and accessories product at Anthropologie and Urban Outfitters, deleverage in delivery and logistics expenses primarily due to the penetration of the direct-to-consumer channel, and deleverage in store occupancy related to negative comparable store net sales.

As of April 30, 2017, total inventory was $359 million, which is flat on a year-over-year basis. Comparable Retail segment inventory decreased 3.3% at cost, which was offset by inventory to stock non-comparable stores.

For the three months ended April 30, 2017, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 102 basis points when compared to the prior year’s comparable period. The deleverage in the quarter primarily related to approximately $5.9 million, or 77 basis points, of nonrecurring expenses related to severance and fees associated with the Company’s previously announced store organization project.

The Company’s effective tax rate for the first quarter of fiscal 2018 was 44.1% compared to 39.6% in the prior year period. This increase in the tax rate was due to the ratio of foreign taxable losses to global taxable profits in the quarter and the prospective adoption of the new accounting standard related to share-based compensation.

Net income for the three months ended April 30, 2017, was $12 million and earnings per diluted share was $0.10. The nonrecurring costs associated with the store organization project negatively impacted earnings per diluted share by approximately $0.03 per diluted share. The higher tax rate in the first quarter versus what the Company believes its annual effective tax rate could be, 36.5%, negatively impacted earnings per diluted share by approximately $0.02 per diluted share.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. No shares were repurchased under this authorization during the first quarter of fiscal 2018. The Company repurchased and subsequently retired 1.3 million common shares for approximately $46 million under this authorization during the year ended January 31, 2017. As of April 30, 2017, 6.0 million common shares are remaining under this authorization.

During the three months ended April 30, 2017, the Company opened a total of 7 new locations including: 4 Free People stores, 1 Urban Outfitters store, 1 Anthropologie Group store and 1 Food and Beverage restaurant; and closed 4 locations including: 1 Free People store, 1 Urban Outfitters store, 1 Anthropologie Group store and 1 Food and Beverage restaurant.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 242 Urban Outfitters stores in the United States, Canada, and Europe and websites; 225 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 130 Free People stores in the United States and Canada, catalogs and websites and 12 Food and Beverage restaurants, as of April 30, 2017. Free People wholesale sells its product through approximately 1,900 department and specialty stores worldwide, third-party websites and the Company’s own retail stores.

A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at:
http://edge.media-server.com/m/p/q3d2pn4r

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe weather conditions, increases in labor costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2017	2016
Net sales	$761,190	$762,577
Cost of sales	521,410	500,686

Gross profit	239,780	261,891
Selling, general and administrative expenses	218,744	211,408

Income from operations	21,036	50,483
Other income (expense), net	319	(1,577)

Income before income taxes	21,355	48,906
Income tax expense	9,417	19,344

Net income	$11,938	$29,562

Net income per common share:
Basic	$0.10	$0.25

Diluted	$0.10	$0.25

Weighted-average common shares outstanding:
Basic	116,276,289	117,304,736

Diluted	116,539,305	117,587,009

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	68.5%	65.7%

Gross profit	31.5%	34.3%
Selling, general and administrative expenses	28.7%	27.7%

Income from operations	2.8%	6.6%
Other income (expense), net	0.0%	(0.2)%

Income before income taxes	2.8%	6.4%
Income tax expense	1.2%	2.5%

Net income	1.6%	3.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30, 2017	January 31, 2017	April 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$252,484	$248,140	$228,144
Marketable securities	118,493	111,067	59,564
Accounts receivable, net of allowance for doubtful accounts of $578, $588 and $1,063, respectively	83,949	54,505	72,165
Inventory	359,493	338,590	359,865
Prepaid expenses and other current assets	110,431	129,095	89,793

Total current assets	924,850	881,397	809,531

Property and equipment, net	851,259	867,786	871,504
Marketable securities	38,451	44,288	18,710
Deferred income taxes and other assets	113,515	109,166	115,149

Total Assets	$1,928,075	$1,902,637	$1,814,894

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$157,153	$119,537	$151,983
Accrued expenses, accrued compensation and other current liabilities	196,328	233,391	190,378

Total current liabilities	353,481	352,928	342,361
Long-term debt	—	—	75,000
Deferred rent and other liabilities	241,904	236,625	223,480

Total Liabilities	595,385	589,553	640,841

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 116,290,358, 116,233,781 and 117,116,520 issued and outstanding, respectively	12	12	12
Additional paid-in-capital	6,628	—	—
Retained earnings	1,358,319	1,347,141	1,187,906
Accumulated other comprehensive loss	(32,269)	(34,069)	(13,865)

Total Shareholders’ Equity	1,332,690	1,313,084	1,174,053

Total Liabilities and Shareholders’ Equity	$1,928,075	$1,902,637	$1,814,894